Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, THIRD QUARTER
OCTOBER 28, 2005 @ 10:00 AM EDT

Stephen:

Thank you and good morning. We appreciate your participation in CBL & Associates Properties Inc., conference call to discuss third quarter 2005 results. Joining me today is John Foy, the Company's Chief Financial Officer and Katie Reinsmidt, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are adjusted to account for the 2-for1 stock split of the Company's common stock and based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned or owned in partnerships by CBL & Associates Properties, Inc. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

A transcript of today's comments including the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release on the Form 8-K.

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Stephen:

Thank you, Katie.

The past few months have been full of challenges for our country. With severe hurricanes, large spikes in oil prices, and talk of higher deficits to fund the relief and rebuilding effort for the effected cities, the future state of the economy is the hot topic. Consumers have been inundated with predictions of inflation as well as fears of rising interest rates. How does this translate to CBL and the company's future growth prospects?

In conducting our day-to-day operations, what we have seen over the past few months is continued strengthening of our business and even improvement due to the healthy status of retailers. Compared with prior years, there have been only a moderate amount of retailer bankruptcies and closing announcements, and those that were announced have been immaterial. Retailers continue with healthy expansion plans and a steady supply of new store concepts. Our leasing managers are receiving positive responses for our new developments, expansions, as well as existing properties. Despite reports of declining consumer sentiment, we are seeing positive same store sales numbers and continued consumer spending.

Our third quarter results reinforce our positive outlook. In spite of the challenges we again achieved double-digit FFO growth, same store sales growth of 3.3% and same store NOI growth of 6.4%. As a result of our strong growth our Board has declared a substantial increase of 12.6% to our common dividend as well as a special one-time $0.09 per common share dividend. We have already announced approximately 2.9 million square feet of new developments opening in 2006 and beyond and we have a number of exciting new developments and renovations that are in various stages of predevelopment. With strong third quarter results, a healthy development pipeline, and over $900 million in acquisitions and operating joint venture partnerships announced for this year, we can't help but continue to be optimistic about our future growth.

DEVELOPMENT:

We held several grand opening celebrations in the past few months including the October 6th grand opening of Southaven Towne Center in Southaven, MS, located just south of Memphis, TN. This development is a huge success and opened 100% leased and committed. The retailer reports since the opening have been overwhelmingly positive, with sales exceeding expectations. Encouraged by the strong response we have received from retailers and consumers, we are exploring additional phases for this development with big boxes and other retailers.

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In September,  we held the grand opening celebration for Chicopee Marketplace in
Chicopee, MA, a 156,000 square foot development spearheaded by our Boston office. Anchored by Staples and Marshall's, this community center opened over 98% leased and committed.

The grand opening of the 445,000 square foot first phase of Gulf Coast Town Center in Ft. Myers, FL, our joint venture development with The Jacobs Group, is scheduled for November 3rd. The first phase includes Super Target, Babies R Us, Linens N' Things, Joann's Fabrics, Kirklands, Staples, Petco, and a 16 - screen Regal Cinema, which is scheduled to open in January. Phase Two, currently under construction, will offer approximately 743,000 square feet of retail as well as two Marriott branded hotels. Retailers opening in Phase Two include the region's first Bass Pro Shop, JCPenney, Belk, Ross Dress For Less, approximately 220,000 square feet of open-air small shop space, and numerous restaurants. We expect to open Phase Two in the fourth quarter of 2006.

Cobblestone Village at Royal Palm, a 225,000 square foot community center development in Royal Palm Beach, FL is currently 94% leased and committed. Anchored by Target, which opened in October of last year, the small shops in Phase I will open by the end of the year and Phase II shops are expected to open in the first half of next year.

Fortunately, damage to bothFt. Myers and Royal Palm from Hurricane Wilma was minimal.

Construction on Lakeview Point, our 205,000 square foot open-air development in Stillwater, OK, began this month. A 58,000 square foot Belk department store anchors the development, which is currently 75% leased and committed. We anticipate opening Lakeview Point in Fall 2006.

Fayette Mall in Lexington, KY recently celebrated its grand re-opening with the completion of its multi-million dollar renovation and expansion. The expansion included the addition of a 75,000 square foot, two-level Dick's Sporting Goods as well as approximately 53,000 square feet of shops, which are 80% leased and committed.

Additionally, we started construction of Phase One of The Plaza at Fayette, a 200,000 square foot associated center adjacent to Fayette Mall. Phase One of the project will include a 59,000 square foot 16-screen Cinemark Theater, small shop space and several restaurants. This $14 million project will open in Fall 2006. Phase Two will follow in 2007.

We are also in the process of renovating CoolSprings Galleria in Nashville, TN and expect to begin the renovation of Madison Square in Huntsville, AL in January of the coming year. We have plans to renovate a total of five additional malls in 2006 and expect to announce details in the coming months. The

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completion of the CoolSprings renovation is scheduled for Spring 2006 and
Madison Square is scheduled for completion in Fall 2006.

LEASING:

We have achieved more than 550,000 square feet of leasing in the quarter, including 221,000 square feet of new leases and 331,000 square feet of renewal leases. This compares with 626,000 square feet completed in the prior year period with 192,000 square feet of new leases and 434,000 square feet of renewals. Both periods exclude centers sold to Galileo.

Leases for both same space and non-comparable space of 20,000 square feet and less were signed at an average increase of 11.9% over the average base rent per square foot of expiring leases in the quarter.

For the quarter, leases for the same small shop space of 20,000 square feet and less, were signed at an average increase of 5.8% over the average base rent per square foot in the prior leases.

Total portfolio occupancy as of September 30, 2005 increased 90 bps to 93.3% from 92.4% at September 30, 2004. Stabilized mall occupancy at September 30, 2005 was 93.2%, a 50 basis point increase from 92.7% occupancy at September 30, 2004. Occupancy in the associated centers increased 410 basis points to 94.5% as of September 30, 2005.

The effect of bankruptcies remains limited this year. For the nine-months ended September 30, 2005, 17 stores closed due to bankruptcy, representing 37,000 square feet and $867,000 in annual gross rent.

RETAIL SALES

Same store sales in the nine-months ended September 30, 2005 for mall tenants 10,000 square feet or less in stabilized malls increased 3.3% over the prior year.

Occupancy costs as a percent of sales was 13.5% for the nine-months ended September 30, 2005 as compared with 13.7% for the prior year period. Occupancy cost is typically higher in the interim period as a higher percentage of sales occurs in the fourth quarter.

I will now turn the call over to John for an update on our acquisitions and our financial review.

JOHN:

Thank you, Stephen.

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ACQUISITIONS:

Since going public in October of 1993 we have established an impressive track record of producing strong results for our shareholders. This is evidenced by our consistent double-digit FFO growth, dividend increases and other measures. A portion of this success is due to our ability to make smart, accretive investments in acquisitions that present opportunities for both near and long term income growth. We maintain that the acquisition is just the first step in the process and that a significant amount of growth can be garnered from a smart and strategic leasing, specialty leasing, marketing, development and redevelopment plan. We felt that it was important to share with you a few examples of the kind of results we have generated within our acquired properties. In late 2003/early 2004 we acquired six malls from affiliates advised by the Faison Group. The malls were acquired at a weighted average cap rate, based on income in-place, of 8.0%. As a result of developments, lease-up, specialty leasing, and other sources of income growth, we have improved the returns on those acquisitions an average of nearly 100 bps and we are continuing to look at additional ways to further enhance those properties. Another strong example of our ability to increase returns is the Jacob's portfolio we acquired in 2001. Since the acquisition, we have invested over $200 million in property renovations and expansions for a number of the former-Jacob's malls. As a result of these investments, lease-up, and other revenue enhancing activities, we have increased the return an average of 150 bps since acquisition for the entire 21-mall portfolio. We still have a great deal of opportunities available to us within the portfolio to increase value and expect to harvest these additional increases through renovations, expansions and other income sources.

Earlier this month we announced that we entered into an agreement to acquire a portfolio of three malls for approximately $517.0 million at an initial cap rate of 5.7% based on income in-place after management fees and structural reserves. The malls include Oak Park Mall in Overland Park, KS; Eastland Mall in Bloomington, IL; and Hickory Point Mall in Forsyth, IL. This three-mall portfolio represents an excellent addition to the CBL portfolio and offers ample opportunities to improve returns. Both Hickory Point and Eastland have land available for a future expansion, associated center, outparcel sales or development. Oak Park Mall is one of the Country's premier malls located in the Kansas City suburb of Overland Park, KS. The property offers many untapped revenue sources including specialty leasing, sponsorships, rollover leasing, as well as expansion or redevelopment potential. We expect to do great things with these malls and believe they offer much potential for near and long-term growth.

Also, this week we announced that we had entered into a contract to form a 50/50 joint venture with The Jacobs Group to own Triangle Town Center and its associated properties in Raleigh, NC. The joint venture is valued at $283.5 million. We will not make any initial capital contribution to the joint venture


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with the equity being  equalized  between the partners  through  refinancing and property cash flow distributions. We are excited to once again partner with The Jacobs Group. Triangle Town Center is a premier shopping center that includes both an open-air lifestyle and restaurant component and an associated center.

FINANCIAL REVIEW:

During the third quarter 2005, FFO per share increased 50.8% to $0.98 per share from $0.65 per share in the prior year period. For the nine-months ended September 30, 2005, FFO per share increased 31.6% to $2.46 from $1.87 in the prior year period. FFO per share for the quarter and nine-months ended September 30, 2005 included approximately $30.0 million or $0.26 per share in one-time gains and fee income resulting from the recent transaction with Galileo America, LLC. For the third quarter, 34.9% of the increase in FFO was attributable to internal sources and 65.1% from external sources.

Additional highlights in the quarter included:

     o Same center NOI increased 6.4% for the quarter, and 6.9% for nine-months ended September 30, 2005. In the third quarter of 2005 we recognized a reduction of $2.0 million for bad debt expense and other charges against revenues compared to an expense of $500,000 in the third quarter 2004. This provided a $2.5 million positive variance. Additionally, we received $500,000 more in termination fees in the third quarter 2005 than we received in the prior year period. We do not budget for lease termination fees.

     o G&A represented approximately 4.6% of total revenues, compared with 4.3% in the prior year period. Third quarter G&A included a one-time cost of $1.3 million for severance expense related to the Galileo transaction.

     o Our cost recovery ratio was 102.0% for the quarter compared with 102.9% in the prior year period.

     o Our debt-to-total market capitalization ratio was 42.3% at September 30, 2005 compared with 48.2% at the close of the prior year period. Variable rate debt represented approximately 11.0% of the total market capitalization at quarter-end and 26.1% of total debt. Approximately $216 million of the nearly $980 million in total variable rate debt is comprised of construction and predevelopment costs that are funded through our lines of credit. In order to maintain our active development pipeline, we expect our level of variable rate debt will remain in the 20% range.

     o Our EBITDA to interest coverage ratio at quarter-end was 2.83 times, compared with 2.73 times for the prior year period.

     o Outparcel sales were $0.02 in the quarter compared with none in the prior year period and $0.10 for the nine months ended September 30, 2005 as compared with $0.02 for the prior year period.

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We were  pleased to announce  yesterday a 12.6%  increase in our regular  common
dividend  to  $1.83  per  share,   representing   the  4th  consecutive   annual
double-digit increase in our dividend. Including this latest increase, our Compound Annual Dividend Growth Rate from 2002 through 2005 is 13.1%. As we continue to bump up against our net taxable income distribution requirement, it will typically grow in-line with FFO growth. In light of this, we would hope to continue to provide these types of increases to our shareholders. Additionally, we were pleased to announce a special one-time dividend of $0.09 this quarter resulting from an increase in taxable gains from the sale of the management and advisory contracts with Galileo.

GUIDANCE UPDATE:

As indicated in our press release, we are updating our 2005 FFO per share guidance range to account for third quarter results and other recently announced transactions. Our new FFO guidance range of $3.33 to $3.37 per share excludes the impact of any future unannounced acquisitions, lease termination fee income, gains on sales of outparcels, and gains on sales of non-operating properties. In light of the unusually high same center NOI in fourth quarter 2004, we expect fourth quarter 2005 NOI growth will be in the 1.0% range, while full year NOI growth is expected to be in the range of 4.5% to 5.5%. Additionally, as previously announced we will record $5.4 million in prepayment penalties and write-off of unamortized deferred financing costs as a result of our recent refinancing activity. This has been incorporated into our guidance. The refinancings provide us with approximately $160.0 million in net proceeds. We expect to provide guidance for 2006 when we report fourth quarter results.

CONCLUSION:

Before we take questions we would like to make a few comments on our outlook for the remainder of the year. With the holiday shopping season quickly approaching, our malls are busy preparing for another eventful holiday season. ICSC recently issued their holiday sales outlook indicating that the continued healthy momentum of consumer spending should deliver a reasonably good holiday season for retailers. The report stated that same-store retail sales could be in the 3-3.5% range for the November through January shopping season and that, overall, the season should produce results similar to last year's. So farl this year, retailers have maintained financial strength and are entering the holiday season on a sturdy foundation. Our outlook for the remainder of 2005 continues to be favorable as we focus on maintaining our growth and producing value for our shareholders.

Thank you again for joining us today, we appreciate your continued support and would now be happy to answer any questions you may have.